Exhibit 10.11
[WORKDAY LOGO]

August 23, 2012

Robynne Sisco

Dear Robynne,

Workday, Inc. ("Workday") is happy to offer you a position as Chief Accounting Officer reporting to Mark Peek. Your planned start date is August 27, 2012 with an initial starting salary of $200,000 per year, which is payable according to Workday's payroll cycle, and subject to applicable federal and state taxes. You will also receive a hiring bonus of $50,000 which will be payable six (6) months after your original hire date, contingent on your being employed by Workday and in good standing on the day of the payment. All amounts discussed herein are subject to applicable withholding taxes, and the gross hiring bonus amount is subject to repayment if you choose to leave the Company within one year of your original hire date.

Subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be granted 30,000 shares of Company Restricted Stock and an option to purchase 175,000 shares of the Company's Common Stock. If approved, Restricted Stock will begin vesting on September 1, 2012. 20% of the shares will vest after 12 months of continuous service, and the balance will vest in equal quarterly installments over the next 16 quarters of continuous service (December 1, March 1, and June 1, September 1). If approved, the exercise price per share for your stock option grant will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. 20% of the option shares will vest after 12 months of continuous service, and the balance will vest in equal quarterly installments over the next 16 quarters of continuous service. The stock option and Restricted Stock will be subject to the terms and conditions applicable to shares granted under one of the Company's Stock Plans, as described in the Plans and the applicable Stock Option Agreement and Restricted Stock Agreement.

As a regular employee of the Company, you will also be eligible to participate in a number of Company-sponsored benefits and programs.

Please be advised that your employment with the Company will be "at-will", which means that either you or the Company may terminate your employment at any time, for any reason or no reason, with or without notice. There is no promise by the Company that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. Any exception to this policy of employment-at-will shall only be made in writing by the President of the Company. In particular, this policy of at-will employment shall not be modified by any statements, express or implied, contained in any employment handbook, application, memoranda, policy, procedure, or other materials or statements provided to you in connection with your employment. This offer is contingent upon satisfactory completion of all applicable background checks.

The Company has its own way of doing business, and its own unique, independently developed proprietary technology. We have neither the need nor desire to make any unauthorized use of any intellectual property or confidential information belonging to or developed by others. The Company also understands the importance of protecting its own intellectual property and confidential information, and respects the intellectual property and confidential information developed by other companies. We fully expect that each person who accepts employment with us will hold themselves to these same standards. No employee should use nor bring into the workplace any material that contains intellectual property or confidential information belonging to a previous employer or any other third party.

This offer of employment is contingent upon your execution of the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached. Like all Company employees, you will also be required, as a condition of your continued employment with the Company, to comply with the terms of the Company's Employee Handbook as it may be updated and/or revised from time to time.

I hope you accept our offer of employment, and look forward to an enjoyable business relationship together.

Sincerely,
/s/ Mark Peek
Mark Peek
Chief Financial Officer

The foregoing is accepted and correctly states our arrangement.

By:	/s/ Robynne Sisco
Dated:	8/25/2012